Exhibit 99.2

 November 29, 1999
 FOR INFORMATION CONTACT:

 Media:
 Charles A. Russell
 InterMountain/RKH, Inc.
 303-534-5409

 Analysts:
 Jim Cronin
 Ascent Entertainment Group
 303-308-7010


                  ASCENT ENTERTAINMENT SETS DEADLINE FOR
                              THE STURM GROUP

                LIBERTY MEDIA CORPORATION TERMINATES MERGER
                           AGREEMENT WITH ASCENT

      Denver - Ascent Entertainment Group, Inc. (Nasdaq: GOAL) announced today that it has set a deadline of 5:00 p.m.(MST), on December 1, 1999 for The Sturm Group to reach agreement with the City of Denver on all outstanding issues related to the sale of Ascent's sports related
 businesses to The Sturm Group.   Ascent advised The Sturm Group today that
 it will terminate the sales agreement effective 5:00 p.m., December 1 unless it receives notification that an agreement has been reached between The Sturm Group and the City.

      In a related matter, Ascent was informed by Liberty Media Corporation today that Liberty was terminating the Merger Agreement with Ascent. Under the Merger Agreement, Liberty was to acquire Ascent in a stock for stock merger transaction following the closing of the sale by Ascent of its sports related businesses. As previously disclosed, based on certain changes in Ascent's agreement with The Sturm Group, Liberty had the right to terminate the Merger Agreement with Ascent after November 1.

      Until this time, Ascent has not taken any action to exercise its right to terminate or otherwise enforce its rights under the agreement with The Sturm Group in the expectation that if The Sturm Group were negotiating in good faith, the City of Denver and The Sturm Group could resolve their differences. If The Sturm Group and the City of Denver are unable to reach an agreement and Ascent terminates its agreement with The Sturm Group, Ascent will consider all of its alternatives, including commencing litigation against The Sturm Group and Donald L. Sturm, personally, as a result of their actions in connection with the proposed transactions. If The Sturm Group and the City of Denver reach agreement prior to the deadline, and such agreement is approved by the Denver City Council, it is anticipated that the sale of Ascent's sports related businesses would be consummated in mid-December. There can be no assurances that The Sturm Group and the City of Denver will come to an agreement, or that the City Council will approve such agreement, or that the sale of Ascent's sports related businesses pursuant to the agreement with The Sturm Group will be completed.

      Ascent Entertainment Group's principal business is providing pay-per-view entertainment and information services through its 57 percent-owned subsidiary, On Command Corporation. In addition, Ascent also provides video distribution services to NBC and other private networks through its Ascent Network Services division.

      Some of the statements in this news release are forward-looking and relate to anticipated future operating results. Forward-looking statements are based on Ascent management's current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual results will not differ materially from anticipated results.

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